Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

Forest Laboratories, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated May 23, 2013, relating to the consolidated financial statements, the effectiveness of Forest Laboratories, Inc.’s internal control over financial reporting, and schedule of Forest Laboratories, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2013.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

March 24, 2014